U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     GODEVAIS                      STEPHAN                B.
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        (Last)                      (First)             (Middle)

     C/O VALENCE TECHNOLOGY, INC.
     6504 BRIDGE POINT PARKWAY, SUITE 415
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                                    (Street)

     AUSTIN                          TEXAS                78730
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        (City)                       (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     VALENCE TECHNOLOGY, INC. (VLNC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     AUGUST 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          PRESIDENT AND CHIEF EXECUTIVE OFFICER
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                             6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                              3.             Disposed of (D)                 Securities     Form:      7.
                                              Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                2.            Code           -----------------------------   Owned at End   (D) or     Indirect
1.                              Transaction   (Instr. 8)                   (A)               of Month       Indirect   Beneficial
Title of Security               Date          ------------                  or               (Instr. 3      (I)        Ownership
(Instr. 3)                      (mm/dd/yy)    Code     V     Amount        (D)    Price      and 4)         (Instr.4)  (Instr. 4)
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
COMMON STOCK                    08/23/02       P              65,000(1)     A      (1)                       D
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COMMON STOCK                    08/27/02       P             100,000        A     $0.68       165,000        D
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
                            (Print or Type Response)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form of
                2.                                                                                         Deriv-    Deriv-
                Conver-                     5.                                7.                           ative     ative    11.
                sion                        Number of                         Title and Amount             Secur-    Secur-   Nature
                or                          Derivative     6.                 of Underlying       8.       ities     ities    of
                Exer-             4.        Securities     Date               Securities          Price    Bene-     Benefi-  In-
                cise     3.       Trans-    Acquired (A)   Exercisable and    (Instr. 3 and 4)    of       ficially  cially   direct
                Price    Trans-   action    or Disposed    Expiration Date    ----------------    Deriv-   Owned     Owned    Bene-
1.              of       action   Code      of (D)         (Month/Day/Year)             Amount    ative    at End    at End   ficial
Title of        Deriv-   Date     (Instr.   (Instr. 3,     ------------------           or        Secur-   of        of       Owner-
Derivative      ative    (Month/  8)        4 and 5)       Date      Expira-            Number    ity      Month     Month    ship
Security        Secur-   Day/     ------    ------------   Exer-     tion               of        (Instr.  (Instr.   (Instr.  (Instr
(Instr. 3)      ity      Year)    Code V    (A)     (D)    cisable   Date      Title    Shares    5)       4)        4)       4)
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

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
Explanation of Responses:

(1) The Amount represents the aggregate number of shares of the Company's common stock that the Reporting Person purchased on August 23, 2002. For a detail of this aggregate number and the Price paid for such shares, please refer to Annex I hereto.


     /S/ STEPHAN B. GODEVAIS                                     08/29/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                      ANNEX I

      TRANSACTION DATE        AMOUNT        PRICE
    --------------------   -----------   -------------
          08/23/02            5,800         $0.65
          08/23/02            20,800        $0.65
          08/23/02            1,000         $0.66
          08/23/02             100          $0.65
          08/23/02            2,900         $0.65
          08/23/02             100          $0.67
          08/23/02             100          $0.67
          08/23/02            3,200         $0.66
          08/23/02            1,500         $0.69
          08/23/02            3,000         $0.69
          08/23/02            1,000         $0.67
          08/23/02             100          $0.69
          08/23/02             500          $0.69
          08/23/02             100          $0.69
          08/23/02             100          $0.69
          08/23/02             200          $0.69
          08/23/02             100          $0.69
          08/23/02             300          $0.70
          08/23/02             800          $0.70
          08/23/02             100          $0.70
          08/23/02             100          $0.71
          08/23/02             100          $0.71
          08/23/02            9,100         $0.71
          08/23/02            1,000         $0.72
          08/23/02             100          $0.72
          08/23/02             600          $0.72
          08/23/02             500          $0.72
          08/23/02             100          $0.72
          08/23/02            11,600        $0.73
                              ------
           TOTAL:             65,000
